Exhibit 99.1

EZTD Inc. Announces Reverse Split of Common Stock

Key Step for Potential Listing on the NASDAQ and Improving Shareholder Base

TEL AVIV – April 7, 2016 -- EZTD Inc. (OTCQX: EZTD), a worldwide leader of online binary options trading, has effected a one (1) for thirty (30) reverse split of its common stock (the “Reverse Split”) as a step toward the Company’s intention to list its common stock on the NASDAQ and fulfilling the share price requirements. Beginning today at the market’s opening, the Company’s stock symbol will be “EZTDD” for a period of 20 business days following the effective date of the Reverse Split.

The Reverse Split follows the Company’s Board of Directors’ and stockholders’ approval in February 2016 of an amendment to the Company’s Certificate of Incorporation to: reduce the Company’s authorized common stock from 300,000,000 shares, par value of $0.001 per share, to 10,000,000 shares, par value of $0.03 per share; and a 1-for-30 reverse stock split of the Company’s issued and outstanding shares of common stock.

“We view the Reverse Split as an important step in EZTD’s corporate development and an essential one in order to potentially meet NASDAQ’s share price eligibility criteria, one of the several requirements that are necessary to list,” said Shimon Citron, EZTD’s CEO. “The Reverse Split, combined with EZTD’s improved revenue and financial results, we believe, will help to attract a broader and improved shareholder base and ultimately contribute to increasing shareholder value.”

The Company effected the Reverse Split pursuant to an amendment of the Company’s certificate of incorporation filed with the Secretary of State of the State of Delaware. Upon the effectiveness of the Reverse Split, each thirty (30) shares of issued and outstanding common stock have been combined into one (1) share of common stock. Any of the Company’s stockholders holding a fractional share of common stock (in which instance, because such stockholder’s number of shares is not evenly divisible by the 30:1 ratio), will be automatically entitled to receive an additional fraction of a share of common stock to round up to the next whole share.

The Company’s common stock will begin trading on a split-adjusted basis on April 7, 2016 under a new CUSIP number (269334 207).

As a result of the Reverse Split, the number of EZTD Inc.’s shares outstanding is reduced from 115.8 million to approximately 3.8 million, subject to adjustment for fractional shares.

Each stock certificate or other evidence representing pre-Reverse Split shares of common stock will be deemed for all corporate purposes to evidence ownership of post-Reverse Split shares of common stock. Stockholders of record are requested to send in their current stock certificates and a letter of transmittal to the transfer agent for exchange of new stock certificates. No new stock certificates will be issued to a stockholder until such stockholder has surrendered the current stock certificate(s) such stockholder holds, together with a properly completed and executed letter of transmittal. Those stockholders holding common stock in “street name” will receive instructions from their brokers if they need to take any action in connection with the Reverse Split. Stockholders should direct any questions concerning the Reverse Split to their broker or EZTD Inc.’s transfer agent, VStock Transfer, at (212) 828-8436. Additional information regarding the Reverse Split can be found in the Company’s Schedule 14C filed with the Securities and Exchange Commission on March 14, 2016.

About EZTD

Launched in 2011, EZTD Inc. (F/K/A EZTRADER Inc.), www.eztd.info/ (United States) (OTCQX: EZTD) is one of the pioneers of secure and regulated online binary trading, and maintains its position as a leading, reputable and reliable binary options platform. EZTD offers 24/7 trading on more than 120 assets including commodities, stocks, currency pairs and indices. Currently available in more than 11 languages, EZTD is growing rapidly and continues to seek exciting opportunities to further enhance its presence throughout Europe and Asia. EZTD’s advanced mobile app is one of the most user-friendly and secure trading apps and is available for both Android and iPhone. EZTrader.com is owned and operated by EZTD’s wholly-owned subsidiary, WGM Services Ltd., which operates throughout Europe. EZTD also operates in Japan through its wholly-owned subsidiary, EZInvest Securities Co. Ltd.

Safe Harbor Statement

This press release contains forward-looking statements. In some cases these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believe,” “anticipate, “expect,” “plan,” “may,” “will,” “should,” “potential,” or in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. For example, forward-looking statements are used in this press release when we discuss the Reverse Split being a key step for improving our shareholder base, potential listing of our shares on NASDAQ and meeting the NASDAQ shares price eligibility criteria and increasing shareholder value. These forward-looking statements and their implications are based on the current expectations of the management of EZTD only, and are subject to a number of factors and uncertainties, many of which are beyond the control of EZTD, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. EZTD undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risks and uncertainties affecting EZTD, reference is made to the heading "Risk Factors" in EZTD's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact:

Dian Griesel Int’l.

USA: 212-825-3210

Investor Relations:

Cheryl Schneider

Media:

Susan Forman